Exhibit 4.2

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of April 15, 2008 (this “Supplemental Indenture”), by and between IPALCO Enterprises, Inc., an Indiana corporation (the “Company”) and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), to the Indenture, dated November 14, 2001, by and among the Company and the Trustee, pursuant to which the Company has $375 million aggregate principal amount of 8.375% Senior Secured Notes due 2008 (original coupon 7.375%, CUSIP 462613AB6) (the “Notes”) outstanding (the “Indenture”).

W I T N E S S E T H:

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with certain exceptions, amend the Indenture with respect to the Notes of any series and the Notes of such series with the written consent of the Holders of a majority in principal amount of the outstanding Notes of such series;

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated April 1, 2008 (the “Offer to Purchase”), and accompanying consent and letter of transmittal to the Holders of the Notes in connection with certain proposed amendments to the Indenture with respect to the Notes as described in the Offer to Purchase (the “Proposed Amendments”);

WHEREAS, the Holders of at least a majority in principal amount of the Notes currently outstanding have duly consented to the Proposed Amendments; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I- AMENDMENTS

Section 1.1.            Amendments to the Indenture and Notes.

(a)          The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Section 4.03.................................................................................Limitation on Distributions and Intercompany Loans
Section 4.04.................................................................................Limitations on Indebtedness
Section 4.05.................................................................................Limitations on Liens
Section 4.06.................................................................................Limitation on Business Activities
Section 5.01.................................................................................Limitations on Consolidation, Merger or Sale of Assets

(b)          Section 4.08 of the Indenture is hereby deleted and replaced with “The Company shall comply with Section 314(a)(4) of the TIA.”

(c)         Section 4.09 of the Indenture is hereby deleted and replaced with “The Company shall comply with Section 314(a)(1) of the TIA.”

(d)          Clauses (3) and (4) of Section 6.01 of the Indenture are hereby deleted and replaced with “Intentionally Omitted.”

(e)         Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to Paragraph (a) of this Section 1.1, inclusive, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in Section 1.1(a) above or that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

ARTICLE II - MISCELLANEOUS

Section 2.1.            Effect of Supplemental Indenture. From and after the Amendment Operative Date (as defined below), the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2.            Indenture Remains in Full Force and Effect. Except as amended and supplemented by this Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.

Section 2.3.            References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

Section 2.4.           Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.5.            Separability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.6.            Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.7.            Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of the Indenture and in no way modify or restrict any of the terms and provisions of this Supplemental Indenture.

Section 2.8.            Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.9.            Successors. All agreements of the Company in this Supplemental Indenture will bind its successors.  All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 2.10.        Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.11.        Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.12.        Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.13.        Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.14.        Effectiveness. This Supplemental Indenture shall become effective upon receipt by the Trustee of written consents from the Holders of a majority in principal amount of the outstanding Notes.  As used herein, the “Amendment Operative Date”, which is the date that the Proposed Amendments shall be operative, shall mean the date that the Trustee receives written consents from the Holders of a majority in principal amount of the outstanding Notes.

Section 2.15.        Further Instruments and Acts.  Upon request of the Company, the Trustee will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

IPALCO ENTERPRISES, INC

By:
Name: Connie R. Horwitz
Title: Treasurer and Assistant Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:
Name:
Title: